Exhibit 4.4

[An unofficial English translation of the original document in German]

Public Notarisation

Purchase Agreement

Züblin Immobilien AG, with registered office in Zurich, Claridenstrasse 20, 8002 Zurich, as sole owner, represented today by
- Bruno Schefer, born February 3, 1953, from Teufen AR, in Herrliberg, and
- Jonathan van Gelder, born January 7, 1974, from Winterthur ZH, in Zurich

- hereinafter referred to as the “Selling Party” -

hereby sells to

Optibase RE 1 s.a.r.l., limited liability company, with registered office in Luxembourg, 54, avenue de la Liberté, L-1930 Luxembourg, represented today, pursuant to written power of attorney, by
- Thomas Ziegler, born October 26 1964, citizen of Solothurn, domiciled in Grellingen

- hereinafter referred to as the “Acquiring Party” -

the following:

- hereinafter referred to as the “subject property” -

Land Registry District: Niederglatt

Commune/city borough: Rümlang

Land register folio 1688, property, cadastre no. 4778,

Official surveying information<:>
<Cadastre no.< ><4778><, Riedmatt>, Plan no. <40>
<><5090> m2, divided as follows:
<>

Premises:
- Industrial building, no. 09700424, Riedmattstrasse 9	3344 m2
- Subsurface building, no. 09700424	397 m2
- Adjoining building	28 m2

<Types of ground cover:
- Building	3344 m2
- Garden	125 m2
- Paved area	1621 m2

Information from the building insurer:
Commercial property, building no. 424, initial value 1939: Fr. 3'369'000.00, estimated value: Fr. 34'532'800.00, valuation date: 16.12.2002 Riedmattstrasse 9

Annotations

1.            Public restriction on ownership / land planning and development legislation:
 Undertaking on disposal.
 Date 13.07.1988,                                 doc. no. 128

2.            Public restriction on ownership / land planning and development legislation:
 Undertaking on disposal.
 Date 22.07.1988,                                 doc. no. 138

3.            Public restriction on ownership / land planning and development legislation:
 Conditions re authorization for the anchoring of excavations on public land on Riedmattstrasse S-10.
 Date 13.09.1988,                                 doc. no. 200

4.            Public restriction on ownership / land planning and development legislation:
 Undertaking on disposal.
 Date 20.08.1990,                                 doc. no. 192

5.            Public restriction on ownership / land planning and development legislation:
 Undertaking on parking area.
 Date 16.08.1993,                                 doc. no. 200

6.            Public restriction on ownership / land planning and development legislation:
 Undertaking on open spaces.
 Date 16.08.1993,                                 doc. no. 200

7.            Public restriction on ownership / land planning and development legislation:
 Undertaking on disposal and alignment.
 Date 11.05.2006,                                 doc. no. 78

Easements

a)            Burden: right-of-way for vehicle. Date 10.07.1986, SP 1085.

b)            Burden: right-of-way on foot and by vehicle. Date 16.08.1993, SP 1310.

c)            Burden: right-of-way on foot and by vehicle. Date 16.08.1993, SP 1312.

d)            Right: right-of-way on foot and by vehicle. Date 16.08.1993, SP 1313. Date 31.03. 1994.

e)            Right: Right of joint use of the parking area for the handling of goods. Date 16.08.1993, SP 1314. Date 31.03.1994.

f)             Right: Right to maintain and use of the heating equipment. Date 16. 08.1993, SP 1315.

g)            Burden: Right to maintain the open areas and joint right of use during working hours. Date 16.08.1993, SP 1316.

h)            Right and Burden: Reciprocal right to establish, maintain and jointly use connection and supply mains and equipment.
Date 16.08.1993, SP 1317.

i)             Burden: Exclusive right to use the platform lift. Date 13.12.1996, SP 1417.

Mortgages

A

Fr.           12'500'000.--          Registered mortgage note, date 08.12.1980
1st rank
Maximum interest rate  8 %                            doc. no. 1980/213

B

Fr.           600'000.--               Bearer mortgage note, date 30.03.1977
2nd rank
Maximum interest rate  8 %                            doc. no. 1977/34+35
Note: right to higher ranking

C

Fr.           500'000.--               Bearer mortgage note, date 30.03.1977
2nd rank
Maximum interest rate  8 %                            doc. no. 1977/35
Note: right to higher ranking

D

Fr.           22'200'000.--         Registered mortgage note, date 13.07.1988
3rd rank
Maximum interest rate  7 %                            doc. no. 1988/126

Remark:

Mortgages B and C are both in second rank.

Limits / remarks

1.           The limits are in accordance with the plan submitted for the Land Register. A photocopy will be appended to the deed and copies.

2.           The Parties are aware of the wording of the annotations and easements; they agree not to include that wording in the present Agreement.

3.           The purchase includes all integral parts and equipments of the subject property according to the Swiss Civil Law and local customs.

The purchase price is Fr. 23'500'000.00 (twenty three million five hundred thousand francs) and shall be paid as follows:

Fr.           15'000.00                shall be paid as per the value on the date of the transfer of ownership to the finance administration of the commune of Rümlang, into account no. 80-151-4, IBAN CH15 0070 0112 5031 2268 6, ZKB 8010 Zurich, (with this note: land tax down payment in favour of Zublin Immobilien AG, property land register folio 1688, Land Register Rümlang) in payment of the capital gains tax in accordance with paragraph 8 of the “Additional Contract Provisions” below.

Fr.           60'000.00                shall be paid by the Acquiring Party upon today’s notarisation of the present Purchase Agreement as per the value on the date of the transfer of ownership into the Notary Client Account of VISCHER Ltd., in Basel, IBAN number CH47 0077 0016 5507 3451 8 with  Basler Kantonalbank, Basel, in the name of VISCHER AG, Aeschenvorstadt 4, P.O. Box 526, 4010 Basel, for additional security for the guaranteed rent return of the tenants Polymed and DHL.

Fr.           23'425'000.00         shall be paid by the Acquiring Party upon notarisation today of the present Purchase Agreement to the Selling Party as per the value on the date of the transfer of ownership into account no. IBAN CH04 0070 0110 0002 9920 2, Zürcher Kantonalbank, Zurich.

The Acquiring Party is required today to submit in respect of the sale price payments an irrevocable promissory note issued by a Swiss-domiciled bank .This irrevocable promissory note is linked to the suspensive condition that the bank receives notice that the Purchase Agreement has been filed for registration in the journal.

If the bank is informed of the effective transfer of ownership only after the completion of clearing, payment shall first be possible as per the value on the date of the next bank working day. In this respect, the Selling Party shall not have any right against the Acquiring Party to claim default interest.

Fr.	23'500'000.00	total purchase price.

The purchase price will be settled without any involvement or responsibility of the Niederglatt land registry office.

Additional Provisions

1.           The transfer of ownership shall occur today, directly after the notarisation of the present Agreement.

2.           The taking of possession, i.e. the transfer of rights and duties, benefits and risks relating to the subject property shall occur upon transfer of ownership today (date of taking of possession).

3.           The Contracting Parties shall hold a separate accounting for all revenues and charges/ancillary costs (such as e.g. rents, waste charges, water/waste water disposal, building insurance, mortgage interest, energy supply) related to the subject property, as per the value date November 1, 2009. The statement of accounts shall be drawn up by the Selling Party within 90 days of transfer of benefits and risks and submitted to the Acquiring Party free of charge. The statement of accounts shall be deemed to have been accepted if it is not opposed in writing within 20 days of being submitted. A recognized outstanding balance shall become due for payment within 15 days of presentation of the statement of accounts. Invoices, which are not submitted within 90 days of the date of taking of possession, shall be paid within 30 days of receipt.

4.           Every two weeks after the date of taking possession, the Selling Party settles and transfers to the Acquiring Party all prepaid rents and all rents received after transfer of ownership.

5.           The Contracting Parties have been informed by the Notary Public of the content of Art. 192 - 196 of the Swiss Code of Obligations (SCO) on warranty of title and Art. 197 ff. and Art. 219 SCO on material warranty (liability for defects). The Acquiring Party acknowledges that it is aware of all the circumstances concerning the subject property, which are set forth in the documents supplied according to the list appended hereto in annex 1, which forms an integral part of the present Agreement.

              The Notary Public has informed the Parties that the Office for Waste, Water, Energy, and Air (AWEL) in Zurich, holds a register of contaminated sites and provides any relevant information; the general site plan of the register may be inspected at the public building authority. The Parties agree not to order an inspection or an expert opinion. The Selling Party confirms that the subject property is not registered in the register of contaminated sites.

              The Selling Party warrants that to its knowledge, the object of the contract is free from any legal environmental pollution at the date of taking of possession. If, according to the knowledge of the Selling Party, there are any contaminations and, as a consequence, these contaminations cause costs or any further damages to the Acquiring Party, the Selling Party shall indemnify the Acquiring Party. The Notary Public has indicated to the Parties that the contractual settlement of the costs is not necessarily binding for proceedings under public law. It can therefore not be excluded that the settlement of costs in a public law proceeding will differ from the settlement provided in this Agreement. If this was the case, the Parties would subsequently have to settle any compensation payment. Civil law claims concerning the warranties of environmental pollution can be asserted within three years from the signing of this Agreement.

              Any further warranty for title and any material warranty (liability for defects) according to the SCO for the object of the contract (land and premises) is hereby disclaimed.

              The exclusion of the warranties is not applicable with regard to damages that have been concealed by the Selling Party intentionally fraudulently or by gross negligence.

              The Parties have been informed of the statutory limitation periods under the Swiss Code of Obligations (Art. 219 (3) SCO).

              For civil claims that are not subject to Art. 219 (3) SCO the applicable limitation period shall be three years, starting with the signing of the present Agreement. Such claims have to be executed by the Acquiring Party within one year after detection, latest within the limitation period of three years. All such claims shall be announced by registered mail.

6.           The Selling Party warrants to the Acquiring Party that:

a)    There are no liens other than the ones registered in the Land Register;

b)    There are no imminent claims regarding the registration of additional liens. In the last three months no (construction) work that might lead to claims of craftsmen to register a lien has been conducted on the subject property. The Selling Party further warrants to have paid all taxes, costs and other expenses concerning the subject property. If after the signing of this Agreement any craftsmen liens or other legal liens or public liens are noted or registered, provided that they are based on a cause of action occurred prior to the date of taking possession, the Selling Party is obliged to settle such claims immediately by paying or securing the relevant receivables and to delete any occurring entries in the land register;

c)    There are no pending court or arbitration proceedings with tenants;

d)    There are no pending neighbouring rights disputes or proceedings related to the subject property;

e)    In the knowledge of the Acquiring Party, no government authorities have taken legal action against the Selling Party due to a breach of building provisions in relation to the subject property;

f)    The Selling Party has not entered into any other lease agreements than those disclosed to the Acquiring Party;

g)    The information on the table of tenants including the current rents and the current security deposits/guarantees of the tenants (see annex 2) as per reference date of the table of tenants - October 28. 2009 -is correct;

h)    No rental agreement has been terminated and no rents are outstanding (other than indicated in the table of tenants) and

i)     Currently no measures have been taken to open an insolvency procedure;

j)     All accrued bills for non-recurring services up to the date of taking of possession have been paid or will be authorised for payment in due time;

k)    There are no contracts concerning administration of the property.

The Selling Party shall bear the costs of installation of air-conditioning for the approx. 1‘600 m2 rental floor area of Arrow CE. The installation has been completed and the acceptance report shall be submitted to the Acquiring Party together with the remaining documents according to section. 10. The Parties hereby acknowledge that on October 5, 2009, the fire inspectorate inspected the object of the contract and found several irregularities. The corresponding draft of the minutes was handed over to the Acquiring Party. The Selling Party shall remedy all irregularities mentioned  in these minutes within 3 months from the date of taking of possession. The Acquiring Party shall reasonably co-operate with the Selling Party to remedy the irregularities (access to premises, issue declarations, etc.). With regards to irregularities pertaining to obligations of tenants (e.g. related to tenant build-out), the Acquiring Party shall issue to tenants all necessary declarations or allow the Selling Party to enforce the tenants’ obligations. With regards to irregularities pertaining to tenant build-out, the Selling Party may require the tenants to restore the original condition of the premises, provided that the irregularities cannot be remedied otherwise with reasonable efforts.

7.            The charges and expenses of the notary and the Land Register shall be paid jointly by both Parties, each Party in equal parts. The Parties know that each of them is liable to the Land Register for the entire charges and expenses.

8.           The Acquiring Party has taken note of the norms regarding the statutory mortgage for the capital gains tax.

Any capital gains tax to be paid by the Selling Party due to this transfer of ownership was provisorily calculated by Tax Partner AG. Prior to notarization of this agreement, the Selling Party delivered to the Acquiring Party a copy of the corresponding confirmation of the tax amount issued by Tax Partner AG. The estimated tax amount is  according to the Parties Fr. 15'000.00 and shall be paid as per the value on the date corresponding to the transfer in ownership by the Acquiring Party, and deducted from the sale price, for the account of the Selling Party to the tax authority. The Acquiring Party waives its right to require further security for the capital gains tax.

9.           The Acquiring Party shall be responsible for the administration of the subject property from November 1, 2009. The Selling Party confirms that there are no contracts regarding the administration of the subject property. The existing service agreements in respect of the subject property (including caretaker agreements), which the Selling Party is party to according to the list in annex 3, shall be taken over by the Acquiring Party. The Selling Party assigns all contractual rights and obligations under these agreements and the Acquiring Party assumes all the rights and obligations under these contracts, granting full relief from liability to the Selling Party in respect hereof. This provision shall not apply if a contract partner refuses the Acquiring Party’s replacing the Selling Party as contract party. The Selling Party warrants that all the financial claims of the Contracting Parties on the date of taking of possession related to the period before the taking of possession have been paid or shall be paid within reasonable delay.

10.         Not later than 30 days after the date of taking of possession, the available documents relating to the subject property shall be handed over to the Acquiring Party against separate receipt (originals if available, or else copies), in particular of all the lease agreements, building descriptions, technical building information, property blueprints, maintenance agreements and the like, insofar as these documents are not already in its possession.

11.         If renovation work has been carried out on the subject property in the past five years, the Selling Party shall assign any guarantee and warranty claims to the Acquiring Party for direct action. If an assignment of these claims is not legally permitted, the Selling Party shall be obliged to assist the Acquiring Party at no cost to a reasonable extent in the enforcement of such claims. The Selling Party has an obligation to transfer to the Purchasing Party any documents relevant to such claims.

12.         The Contracting Parties have been informed of Article 54 of the Insurance Contracts Act (Versicherungsvertragsgesetzes, VVG). Pursuant to this provision, contracts on private damage and liability compensation in respect of real property are assigned at the time of change of hands (transfer of ownership) unless the buyer refuses the assignment in writing no later than 30 days after the change of hands. No such individual insurance policy in respect of the subject property and the Acquiring Party shall therefore be responsible for taking out insurance protection from the date of taking of possession.

The mandatory insurance with the building insurance authority of the Canton of Zurich for fire and natural hazards shall pass ipso iure to the Acquiring Party.

13.         The Parties are aware of the statutory provisions on the sale of the subject matter of lease (Art. 261 SCO) and tenure agreements (Art. 290 SCO).

The Acquiring Party is fully aware of the contents of the lease agreements existing in respect of the subject property (including the table of tenants). The corresponding table of tenants is attached in annex 2. The Contracting Parties agree not to request a detailed reproduction of the contents of those lease agreements in this Deed.

The lease agreements as set out in the table of tenants shall pass upon transfer of ownership ipso iure to the Acquiring Party (Art. 261 (1) SCO). Within 30 days after signing of this contract, the Selling Party shall provide the Acquiring Party with the power of disposition regarding the existing security deposits of the tenants.

Prepaid rents and rents received after transfer of ownership will be settled and transferred directly and completely by the Selling Party to the Acquiring Party every two weeks after the date of taking possession (see also para. 4).

The corresponding lease agreements and the relevant documents (and table of tenants) shall be handed over to the Acquiring Party. The Selling Party shall inform the tenants of the change of ownership.

The Acquiring Party has been informed that the Selling Party notified a rent increase to the tenant Polymed, which Polymed however refused. The Selling Party renounced enforcing the rent increase. The Selling Party guarantees, within the meaning of Article 111 SCO, gross annual rental income from tenant Polymed and DHL Logistics of Fr. 1'068'004.15 for two years following the signing of this Agreement up to a maximum amount of Fr. 60'000 (minus the costs for depositing the Fr. 60'000 according to the paragraph below).

Each payment under this guarantee shall result in a reduction of the maximum guaranteed amount. The Acquiring Party is entitled to quarterly claim in writing a deficit amount, providing it submits the rent account statements for these two tenants. The Guarantee does not cover loss of rental income due to default in payment by the two tenants of acknowledged rental amounts. The guarantee shall expire in full three months after the expiry of the second year. Any further guarantee or warranty for future rent is hereby excluded.

The amount of Fr. 60'000.00 will be paid as per value on the date of taking possession to the Notary Client Account of VISCHER Ltd. Any claim regarding a deficiency in receipts shall be addressed by the Acquiring Party to Mr. Thomas Ziegler, certified tax expert and attorney at law in Basel. This can be done quarterly. The Acquiring Party has to prove the deficiency in receipts. After the presentation of the according documents Mr. Thomas Ziegler is authorised and instructed to compensate the Acquiring Party quarterly, and the Selling Party must be informed in writing five days before each payment. After the expiration of the warrantee period Mr. Thomas Ziegler is authorised and instructed to pay the remaining amount in the Notary Client Account immediately to the Selling Party, based on their instructions. The Parties take note of the fact that no interests are paid on the amount of the Notary Client Account of VISCHER Ltd. Further details between the Parties and Mr. Thomas Ziegler are stipulated in a separate agreement. The cost of drafting the separate agreement, the fees for Mr. Thomas Ziegler under the separate agreement and all further costs of executing this agreement (except attorney’s and consultant’s fees of the Selling and the Acquiring Party) shall be paid from the deposited amount.

14.         The Notary Public has informed the Acquiring Party that public restrictions on ownership may validly exist irrespective of an Annotation in the Land Register. The Acquiring Party must therefore obtain information directly from the competent authorities on any such restrictions on ownership (use provisions and restrictions, building law provisions and conditions, contamination etc.).

15.         The Parties are aware that according to Section 3 of the Appendix to the Ordinance on Electrical Low Voltage Equipment of November 7, 2001 (SR 734.27), low voltage equipment subject to ten or twenty year control periods must be checked upon change of ownership if the most recent check occurred over five years previously.

The Contracting Parties declare that the prescribed check of the electrical low voltage equipment in the subject property shall be arranged only after the change of ownership by the Acquiring Party. If this should generate any disadvantages of any kind (such as costs consequences), the Selling Party shall be fully released from any warranty obligation.

16.         The Selling Party has not opted to subject the sale of the subject property to VAT. Accordingly, the purchase price does not include any VAT. The Selling Party has not opted to lease the subject property with VAT.

17.         The following mortgage notes burdening the subject property have been registered:

-           Fr. 12'500'000.--, registered mortgage note, date 08.12.1980, 1st rank
-           Fr. 600'000.--, bearer mortgage note, date 30.03.1977, 2nd rank

-           Fr. 500'000.--, bearer mortgage note, date 30.03.1977, 2nd rank
-           Fr. 22'200'000.--, registered mortgage note, date 13.07.1988, 3rd rank

The Acquiring Party confirms it has received these mortgage notes (which have been endorsed, where necessary as required) and may freely dispose of them.

18.         The Contracting Parties have been informed of the provisions of the Federal Act on the Purchase of Real Estate by Persons Abroad (Erwerb von Grundstücken durch Personen im Ausland [BewG]) and the relevant ordinance.

The Acquiring Party declares that

-             It is purchasing the subject property to perform a commercial activity (as permanent operating premises) within the meaning of Art. 2 (2) (a) BewG,
-             This use is in conformity with zoning regulations,
-             The purchase is thus neither fully nor partially intended for use as residential premises,
-             At least two thirds of the property’s surface area shall be used by a company for its commercial activities and that no residential buildings shall be built on any reserved portion of the land,
-             Thus the Acquiring Party does not require a permit to buy the subject property based on Art. 2 (2) (a) BewG in connection with Art. 18a (1) of the ordinance (BewV).

Furthermore, the Contracting Parties are aware of the civil and criminal consequences of a breach of the BewG.

19.         The Parties confirm that fees of any assigned real estate broker will be paid only and completely by the party who has mandated the respective broker. No fees for the placement will be shifted to the counterparty. With regard to the possibility of the tax authority to secure taxes of real estate brokers that do not have domicile, registered office seat or effective place of management in Switzerland, the parties confirm that no broker was involved in the purchase at hand with domicile, registered office or place of management outside of Switzerland.

20.         The Parties agree to the publication of this purchase by the parent company of the Selling and the Acquiring Party as required by the stock exchange regulations. The Parties coordinate the content of this publication in advance.

Niederglatt, October 29. 2009

The Selling Party:

Züblin Immobilien AG

/s/ Bruno Schefer	/s/ Jonathan van Gelder
Bruno Schefer	Jonathan van Gelder

The Acquiring Party:

Optibase RE 1 s.a.r.l:

/s/ Thomas Ziegler
Thomas Ziegler

This Deed including annex 1 - 3 contains the intent of the Parties as communicated to me. The Parties appearing named in this Deed have read it, acknowledged its accuracy and signed it.

Niederglatt, October 29, 2009, 10.15 hours

NOTARIAL OFFICES NIEDERGLATT

Christian Bucher, Assistant to the Notary Public

Notification

Reported for registration by:

Züblin Immobilien AG, with registered office in Zurich, Claridenstrasse 20, 8002 Zurich, as sole owner, represented today by
- Bruno Schefer, born February 3, 1953, of Teufen AR, in Herrliberg, and
- Jonathan van Gelder, born January 7, 1974, of Winterthur ZH, in Zurich

Commune/city borough: Rümlang
Land register folio 1688, Cadastre no. 4778 “Riedmattstrasse 9”

Ownership transfer: purchase

Transfer of land register folio 1688, cadastre no. 4778,  to the ownership of

Optibase RE s.a.r.l, Limited liability Company, with registered office in Luxembourg, 54, avenue de la Liberté, L-1930 Luxembourg represented today pursuant to written power of attorney by
- Thomas Ziegler, born 26 October 1964, citizen of Solothurn, domiciled in Grellingen for the price of Fr. 23'500'000.00

on the basis of the above Deed.

Niederglatt, October 29. 2009

The Selling Party:

Züblin Immobilien AG

Bruno Schefer                                          Jonathan van Gelder

The Acquiring Party:

Optibase RE 1 s.a.r.l:

Thomas Ziegler

Stamp: notarized and filed for registration Niederglatt, this 29th day of October 2009 Notarial Office and Land Registry Niederlatt Christian Bucher, Assistant to the Notary Public